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For Immediate Release

GILEAD ANNOUNCES $5 BILLION SHARE REPURCHASE PROGRAM

— Completes $1 Billion Buyback Program Initiated in January 2010 —

Foster City, CA, May 11, 2010 — Gilead Sciences, Inc. (Nasdaq: GILD) today announced that the company’s Board of Directors has authorized the repurchase of up to $5 billion of the company’s common stock through May 2013.

“Gilead’s Board of Directors and senior management team believe that the stock repurchase program announced today represents an appropriate and strategic use of the company’s cash, while allowing sufficient flexibility for other expenditures going forward, including investments in research and development and licensing or partnership opportunities,” commented John C. Martin, PhD, Chairman and Chief Executive Officer.

“In recent weeks, we have made significant progress with our HIV pipeline programs, as indicated by our ability to develop a new fixed-dose regimen of TMC278 with Truvada® in a timeframe that will allow us to file for regulatory approval this year. Additionally, we initiated the first Phase III clinical study of the Quad ahead of schedule and are rapidly enrolling,” said Norbert Bischofberger, PhD, Executive Vice President, Research and Development and Chief Scientific Officer. “We have in place the expertise and resources to grow each of the company’s core therapeutic areas and confidence in our ability to identify and seize new opportunities with potential industry and academic partners.”

Purchases may be made through the open market and private block transactions pursuant to Rule 10b5-1 plans, privately negotiated transactions or other means as determined by Gilead’s management and in accordance with the requirements of the Securities and Exchange Commission.

The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements and other market conditions.

Gilead also announced today that it has completed the $1 billion stock repurchase program that was authorized by the Board in January 2010. Under the buyback program, Gilead acquired approximately 24.1 million shares of its common stock at an average price of $41.43 per share.

About Gilead Sciences
Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. The company’s mission is to advance the care of patients suffering from life-threatening diseases worldwide. Headquartered in Foster City, California, Gilead has operations in North America, Europe and Australia.

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This press release includes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks, uncertainties and other factors, including our ability to consummate repurchases under the share repurchase program due to changes in our stock price, corporate or other market conditions. The reader is cautioned not to rely on these forward-looking statements. These and other risks are described in detail in Gilead’s Quarterly Report on Form 10-Q for the first quarter of 2010, as filed with the U.S. Securities and Exchange Commission. All forward-looking statements are based on information currently available to Gilead and Gilead assumes no obligation to update any such forward-looking statements.

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Truvada (emtricitabine and tenofovir disoproxil fumarate) is a registered trademark of Gilead Sciences, Inc.

For more information on Gilead Sciences, please visit the company’s website at www.gilead.com or call Gilead Public Affairs at 1-800-GILEAD-5 or 1-650-574-3000.